Exhibit 10.1

Execution Version

BOARD REPRESENTATION AGREEMENT

THIS BOARD REPRESENTATION AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2020, by and among Daseke, Inc., a Delaware corporation (the “Company”), on the one hand, and Lyons Capital, LLC, a California limited liability company, The Lyons Community Property Trust, dated June 15, 1979, a trust formed in the state of California, and Phillip N. Lyons, an individual (“Mr. Lyons”) (each of the foregoing, an “Investor” and collectively, with each of their respective Affiliates, the “Investors”), and Grant Garbers, an individual (or any successor representative mutually agreed upon by the Company and the Investors under the terms of this Agreement, the “Investor Representative”), on the other hand. The Company and the Investors are each herein referred to as a “party” and collectively, the “parties.” The Investor Representative shall be a party to this Agreement only for purposes of the Investor Representative’s rights and obligations under Sections 1, 7, 11(a)(ii)(B), 11(b) and 13 through 17.

WHEREAS, capitalized terms used in this Agreement and not separately defined in this Agreement shall have the meanings given to them in Section 16;

WHEREAS, on April 16, 2020, the Investors filed a Schedule 13D with the SEC (the “Schedule 13D”); and

WHEREAS, the parties have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)               Effective upon the execution and delivery of this Agreement, (i) director Kevin M. Charlton (“Mr. Charlton”) shall tender his resignation from the Board, effective January 1, 2021, (ii) the Board shall appoint the Investor Representative to fill the vacancy resulting from Mr. Charlton’s resignation, effective January 1, 2021, (iii) the Board shall not nominate Vice Chairman of the Board Daniel J. Hennessy to stand for re-election at the Annual Meeting to be held in 2021 (the “2021 Annual Meeting”), shall not include Mr. Hennessy in its proxy statement and proxy card as a director nominee at the 2021 Annual Meeting, and shall not recommend or solicit proxies in favor of the re-election of Mr. Hennessy at the 2021 Annual Meeting, and (iv) if Charles F. Serianni (“Mr. Serianni”) is re-elected to the Board at the 2021 Annual Meeting, the Board shall elect Mr. Serianni as Chairman of the Board promptly following the 2021 Annual Meeting. The Board represents and warrants that Mr. Serianni has consented to serve as Chairman of the Board upon his election. In the event Mr. Serianni is not re-elected to the Board at the 2021 Annual Meeting, or is otherwise not serving as a member of the Board following the 2021 Annual Meeting, the Board will promptly appoint a Chairman of the Board and/or a Lead Independent Director from among the directors duly elected at the 2021 Annual Meeting, which director shall, in either case, qualify as an “independent director” pursuant to the listing rules of the Nasdaq Stock Market (the “Nasdaq Listing Rules”) as confirmed by the Company’s outside legal counsel. The Board represents and warrants that Brian Bonner shall not be elected to serve as Chairman of the Board or Lead Independent Director prior to the Termination Date.

(b)               Prior to the Termination Date, the Company shall, with respect to any Annual Meeting, (i) include the Investor Representative in its proxy statement and proxy card as a director nominee of the Board, (ii) recommend the election of the Investor Representative to the stockholders of the Company and (iii) solicit proxies in favor of the election of the Investor Representative. In connection with the foregoing, the Investor Representative hereby consents to be named as a nominee of the Company for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company.

(c)               Concurrently with his appointment to the Board, the Investor Representative shall be appointed by the Board to serve on the Corporate Governance and Nominating Committee of the Board (the “Governance and Nominating Committee”), which appointment shall be made subject to compliance with the Company’s Corporate Governance Guidelines, as adopted on February 27, 2018, and the applicable Nasdaq Listing Rules. The recommendation of the Governance and Nominating Committee to the Board to nominate a director candidate to fill the Board seat at the 2021 Annual Meeting that will be left vacant following Mr. Hennessy’s decision not to stand for re-election at the 2021 Annual Meeting shall be made with the unanimous consent of the members of the Governance and Nominating Committee.

(d)               In the event of the Investor Representative’s resignation or removal (other than pursuant to Section 1(e)), or incapacity or death, prior to the Termination Date, the Investors shall have the right to propose a candidate for replacement of the Investor Representative (such replacement, a “Replacement Representative”) that is reasonably acceptable to the Board acting in good faith. Any Replacement Representative shall qualify as an “independent director” pursuant to the Nasdaq Listing Rules as confirmed by the Company’s outside legal counsel. The Board shall use reasonable best efforts, in good faith and consistent with its fiduciary duties, to approve or deny any candidate to be a Replacement Representative within ten (10) Business Days of the date on which the Investors initially proposed such Replacement Representative in writing as a candidate (such proposal, a “Replacement Proposal”), provided that such candidate has: (i) provided the Company with his or her written consent to a background check that is consistent in all material respects with those utilized by the Board for other director candidates, which consent shall be provided within one (1) Business Day after the Investors submit a Replacement Proposal; (ii) provided the Company with a completed director questionnaire in the form to be provided by the Company within one (1) Business Day after the Investors submit the Investors submit a Replacement Proposal, which questionnaire shall be consistent in all material respects with the form utilized by the Board for other director candidates (the “Director Questionnaire”), and such other information as may be reasonably requested by the Board; and (iii) completed a reasonably satisfactory interview with certain members of the Board, which shall be completed within five (5) Business Days following receipt of the completed Director Questionnaire. In the event the Board declines to approve a candidate as a Replacement Representative, the Investors may propose one or more additional candidates, subject to the approval process described above, until a Replacement Representative is approved by the Board. Following the approval of a candidate as a Replacement Representative by the Board, and provided that such Replacement Representative has executed and delivered to the Company a resignation offer letter in the form attached hereto as Exhibit A, the Board shall promptly (but in any case, no later than five (5) Business Days following delivery of the resignation offer letter) appoint such Replacement Representative to the Board and the Governance and Nominating Committee. Upon his or her appointment to the Board, such Replacement Representative shall be deemed to be an Investor Representative for all purposes under this Agreement.

(e)                The Investor Representative shall immediately offer his or her resignation as a director of the Board upon the earlier of the following: (i) the Termination Date, (ii) the sale or transfer of Common Stock by Investors resulting in Investors’ net long aggregate ownership of the Common Stock falling below eighty percent (80%) of the Investors’ net long aggregate ownership of the Common Stock as of the date of this Agreement (as adjusted for stock splits, combinations, reclassifications and other similar proportional adjustments) (the “Stock Ownership Minimum”); provided, however, that for purposes of calculating whether the Investors’ net long aggregate ownership of the Common Stock falls below the Stock Ownership Minimum, the following shall be disregarded: (A) transfers of the Investors’ shares of Common Stock to Family Members in accordance with the requirements of Section 3(k), and (B) any sales or issuances of Common Stock, or securities exercisable for or convertible into Common Stock, by the Company following the date of this Agreement, or (iii) upon the Investors’ failure to cure a material breach of this Agreement pursuant to Section 11(a)(ii). For the avoidance of doubt, the Board may accept or reject any such resignation offer pursuant to the terms of this Section 1(e) in its sole discretion. Simultaneous with the execution and delivery of this Agreement, and as a condition to the Investors’ rights and the Board’s obligations hereunder, the Investor Representative has executed and delivered to the Company a resignation offer letter in the form attached hereto as Exhibit A.

(f)                The Investors agree that there shall be no contracts, plans or arrangements, written or otherwise, between any of the Investors and the Investor Representative in effect during the term of this Agreement providing for any compensation, reimbursement of expenses or indemnification of the Investor Representative related to such Investor Representative’s service on the Board.

(g)                The Investors agree that the Board or any committee of the Board, in the good faith exercise of its fiduciary duties (without the Investor Representative voting on such determination), shall have the right to recuse the Investor Representative from the specific portion of a Board or committee meeting, and may restrict access to the specifically relevant information of the Company, to the extent the Board or any such committee is in good faith deliberating and/or taking action with respect to (i) the enforcement or performance of this Agreement, (ii) the Investor Representative’s failure to comply with the Charter, the By-Laws of the Company (as amended and as may be further amended from time to time, the “By-Laws”) or applicable Company Policies, all as in effect prior to the facts giving rise to the alleged noncompliance, (iii) any demands made by any of the Investors or any of their respective Affiliates with respect to the Company if such demand is coupled expressly with the threat to take any of the actions prohibited in Sections 3(a) through 3(l), or (iv) any proposed transaction between the Company and any of the Investors or any of their respective Affiliates or any other matter where the interests of the Investors or any of their respective Affiliates are directly adverse to those of the Company. For the avoidance of doubt, (A) consistent with his fiduciary duties as a director of the Company, the Investor Representative shall consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between the Investors or the Investor Representative, on the one hand, and the Company, on the other hand, and (B) the Board may restrict the Investor Representative’s access to information of the Company relevant to the actual or potential conflict of interest to the same extent it would for any other director of the Company, in accordance with applicable law.

(h)               The Investor Representative shall be entitled to receive compensation for service on the Board and any committees in a manner consistent with the Company’s non-employee director compensation policies and programs in effect from time to time. In addition, the Company shall reimburse the Investor Representative for all reasonable and documented out-of-pocket expenses incurred in connection with service to the Board and any committees in a manner consistent with the Company’s director reimbursement policies in effect from time to time. The Investor Representative shall execute the Company’s standard indemnification agreement applicable to executive officers and directors with an initial effective date of January 1, 2021.

2.                  Voting Commitment. Prior to the Termination Date, the Investors shall, or shall cause their Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by such Investor and over which it has voting power in accordance with the Board’s recommendations, as such recommendations are set forth in the applicable definitive proxy statement filed in connection with such Stockholder Meeting, with respect to (i) any proposal submitted to the stockholders that relate to the election, removal and/or replacement of directors (collectively, “Director Proposals”), provided that such recommendations shall, in each case, be consistent with the terms of this Agreement, and (ii) any proposal (other than Director Proposals) submitted to the stockholders at a Stockholder Meeting, but only if such recommendations have been made (A) if the size of the Board is eight or more directors, by a vote representing no less than 75% of the directors then serving on the Board; and (B) if the size of the Board is seven or less directors, by a vote of the Board with no more than two dissenting directors; provided, however, that the Investors shall have the ability to vote freely with respect to any proposal relating to any Extraordinary Transaction. For the avoidance of doubt, the Investors shall take all actions necessary (including by calling back loaned out shares) to ensure that they have the voting power for each share beneficially owned by the Investors on the record date for each Stockholder Meeting.

3.                  Standstill. Prior to the Termination Date and except as otherwise provided in this Agreement (including Section 11(a)(i)) (the “Standstill Period”), without the prior written consent of the Board, each Investor shall not, and shall instruct its respective Affiliates not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)               (i) acquire or offer to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis including, for the avoidance of doubt, exercise of any subscription rights granted to the Investors), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, ten percent (10%) or more of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”); or (ii) sell or otherwise transfer its shares of Common Stock, except for: (A) open market sale transactions where the identity of the purchaser is not known and (B) transfers of shares of Common Stock in accordance with the requirements of Section 3(k);

(b)               (i) nominate, recommend for nomination, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) knowingly submit, initiate, encourage or make any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)                form, join or knowingly participate in any group with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with an Investor or one or more of its Affiliates or Associates who are instructed to comply with the terms and conditions of this Agreement);

(d)               deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among the Investors and their Affiliates and otherwise in accordance with this Agreement);

(e)                demand an inspection of the Company’s books and records;

(f)                (i) make any public or private proposal with respect to, (ii) make any public statement or otherwise knowingly publicly or privately encourage, advise or assist any person with respect to or (iii) knowingly initiate or in any way participate in, directly or indirectly: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any amendment to any provision of the Charter or By-Laws, (C) any change in the capitalization or dividend policy of the Company, (D) any other change in the Company’s management, business, operations, strategy, governance, corporate structure, affairs or policies or (E) any Extraordinary Transaction;

(g)                knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(h)                effect or seek to effect, offer or propose to effect, cause or participate in, or assist or facilitate any other person to effect or seek to effect, offer or propose (other than directly to the Board, provided that such proposal does not require the Investors to amend the Schedule 13D) to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries, (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(i)                 enter into any negotiations or agreements with any Third Party with respect to the foregoing, or advise or assist any Third Party to take any action with respect to any of the foregoing;

(j)                 publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(k)                directly or indirectly, in any single transaction or series of related transactions, sell or otherwise transfer its shares of Common Stock (i) as bona fide gifts to a charitable or non-profit organization or (ii) to any Family Member, in each case unless such transferee has executed a joinder agreement, in substantially the form attached hereto as Exhibit B, as a condition to the consummation of such sale or transfer; any attempted sale or transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the restrictions set forth in this Section 3(k), and shall not be recorded on the stock transfer books of the Company or any transfer agent; or

(l)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement, except as a defense or counterclaim in any Legal Proceeding initiated by any other party to this Agreement.

For the avoidance of doubt, nothing in this Section 3 shall be deemed to prevent or limit the Investor Representative from exercising or fulfilling in good faith his or her fiduciary duties in his or her capacity as a director of the Company or a member of any committee of the Board, or otherwise taking any action in his or her capacity as a member of the Board or any committee of the Board that is consistent with applicable law.

4.                     Mutual Non-Disparagement. Prior to the Termination Date, neither party shall, nor shall it permit any of its Representatives to, without the written consent of the other party, make any public or private statement that constitutes, or would reasonably be expected to constitute, an ad hominem attack on or otherwise disparages the other party, the other party’s current or former directors in their capacity as such (including any director who was serving immediately prior to this Agreement), officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries’ or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (ii) to any disclosure required by applicable law, rules or regulations, with respect to each of (i) and (ii), to the extent that such party reasonably believes, after consultation with outside legal counsel, that such disclosure is legally required; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.                     No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates, (c) the exercise of statutory appraisal rights and (d) enforcing such party’s rights as a stockholder of the Company (other than initiating a stockholder derivative demand); provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect request of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.                     SEC Filings.

(a)                Promptly following the execution and delivery of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, in form and substance as mutually agreed to by the Investors and the Company. Following the execution and delivery of this Agreement, and prior to the earlier of the issuance of the Press Release and the filing of the Form 8-K, neither the Company nor any of the Investors shall issue any press release or public announcement regarding this Agreement or the subject matter thereof, or take any action that would require public disclosure thereof without the prior written consent of the other party.

(b)               The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement and the Press Release. The Company shall provide the Investors and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Investors and their Representatives.

(c)                Following the filing of the Form 8-K, the Investors shall file with the SEC an amendment to the Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall include information that is consistent in all material respects with the terms of this Agreement and the Press Release. The Investors shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

7.                     Confidentiality.

(a)               For securities laws purposes only, as a condition to the Investor Representative’s appointment to the Board, the Investor Representative and the Investors shall enter into a confidentiality agreement with the Company substantially in the form attached hereto as Exhibit C (the “Confidentiality Agreement”).

(b)               For the avoidance of doubt, the parties acknowledge and agree that the obligations of the Investor Representative under the Confidentiality Agreement shall be in addition to, and not in lieu of, the Investor Representative’s confidentiality obligations under Delaware law and the Charter, the By-Laws and applicable Company Policies.

8.                     Compliance with Securities Laws. The Investors acknowledge that they understand their obligations under the U.S. securities laws. Subject to compliance with such laws, the Investors and their Representatives shall in any event be free to trade or engage in securities transactions during periods when the members of the Board are permitted to do so, and the Company will notify the Investors reasonably in advance when such “open window” director trading periods begin and end. The Investors agree that they and their Representatives in possession of material non-public information concerning the Company shall refrain from trading in the securities (including derivative securities) of the Company in violation of U.S. securities laws and regulations while in possession of any such material non-public information. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the Investors or their Representatives in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the Investors or their Affiliates and Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement or during an “open window” director trading period.

9.                     Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.	Representations and Warranties.

(a)                Each Investor represents that it has the capacity to manage its own affairs. Each of the Investors represents and warrants, that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and that this Agreement has been duly and validly executed and delivered by such Investor, constitutes a valid and binding obligation and agreement of the Investor and is enforceable against the Investor in accordance with its terms. Each Investor represents and warrants, that the execution of this Agreement, the consummation of any of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents (to the extent applicable) of such Investor as currently in effect, the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such Investor or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which such Investor is bound. The Investors represent and warrant that, as of the date of this Agreement, they beneficially own an aggregate of 3,250,000 shares of Common Stock, have voting authority over such shares and own no Synthetic Equity Interests or any Short Interests in the Company.

(b)               The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.                 Termination.

(a)                Either party shall have the right to terminate this Agreement upon delivery to the other party of advance written notice of such termination at least thirty (30) calendar days prior to the effective date of such termination (the effective date of termination, the “Termination Date”) at any time after the date of the second Annual Meeting following the date of this Agreement (the “Earliest Termination Date”); provided, however, that if the Company notifies the Investors and the Investor Representative prior to the Earliest Termination Date that the Board will re-nominate the Investor Representative at the Company’s next Annual Meeting, then the Earliest Termination Date shall be automatically extended to the date of the next Annual Meeting that is not less than one (1) year following the date on which such notice is provided. Notwithstanding anything to the contrary in this Agreement:

(i)                 the obligations of the Investors pursuant to Sections 1, 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to the Investors pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach from the Investors, or, if impossible to cure within thirty (30) calendar days, the Company has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the Investors; provided, however, that the obligations of the Investors pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to the Investors under Section 5; and

(ii)                the obligations of the Company to the Investors pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) an Investor materially breaches its obligations in Sections 1, 2, 3, 4 or 5 or the representations and warranties in Section 10(a) or (B) the Investor Representative materially breaches its obligations under this Agreement or the Company’s Charter, By-Laws or Company Policies that are applicable to all directors (all as in effect prior to the facts giving rise to the alleged material breach), and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach, or, if impossible to cure within thirty (30) calendar days, the Investors or the Investor Representative, as applicable, has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to the Investors pursuant to Section 5 shall terminate immediately in the event that an Investor materially breaches its obligations under Section 5.

(b)                If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination.

(c)                The Investor Representative shall immediately offer his resignation as a director of the Board upon the earlier of the following: (i) the Termination Date, (ii) the sale of Common Stock by Investors resulting in Investors’ net long aggregate ownership of the Common Stock falling below the Stock Ownership Minimum (determined in accordance with Section 1(e)), or (iii) upon the Investors’ failure to cure a material breach of this Agreement pursuant to Section 11(a)(ii). For the avoidance of doubt, the Board may accept or reject any such resignation offer in its sole discretion.

12.                 Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this Agreement.

13.                 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Daseke, Inc. 15455 Dallas Parkway, Suite 550 Addison, Texas 75001 Attention: Soumit Roy Email: soumit@daseke.com	with a copy (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Kai H. Liekefett Email: kliekefett@sidley.com
Sidley Austin LLP One South Dearborn Chicago, IL 60603 Attention: Michael P. Heinz Email: mheinz@sidley.com
If to the Investors: Lyons Capital, LLC 5000 Birch Street, Suite 5500 Newport Beach, CA 92660 Attention: Phillip N. Lyons Email: phillyons@pinecreek.net with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660
Attention: Ryan C. Wilkins
Email: rwilkins@sycr.com

If to the Investor Representative: Grant Garbers 4 Jarden Newport Coast, CA 92657 Email: ggarbers@isicap.com with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660
Attention: Ryan C. Wilkins
Email: rwilkins@sycr.com

14.                 Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of this Agreement, shall be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT.

15.                 Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if another party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.                 Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Investors, as applicable; provided, further, that, for purposes of this Agreement, the Investors shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the Investors; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Charter” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time); (f) the term “Common Stock” means the issued and outstanding shares of common stock of the Company, par value $0.0001 per share; (g) the term “Company Policies” means the policies, procedures, processes, codes, rules, standards and guidelines that are applicable to all directors of the Company (as may be amended from time to time) and which have been communicated in writing; (h) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (i) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, acquisition, business combination or other transaction with a third party that, in each case, (i) would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets and (ii) is submitted for a vote of the Company’s stockholders; (j) the term “Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, in-law, niece or nephew of either Mr. Lyons or Mary A. Lyons, an individual (“Mrs. Lyons”), as well as the Lyons Share Foundation and any other charitable or non-profit organizational owned or controlled by Mr. Lyons or Mrs. Lyons; (k) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates (but, for the avoidance of doubt, the Investor Representative shall not be deemed a Representative of any Investor); (l) the term “SEC” means the U.S. Securities and Exchange Commission; (m) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (n) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (o) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (p) the term “Third Party” refers to any person that is not a party or an Affiliate of a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.	Miscellaneous.

(a)               Other than the Confidentiality Agreement, this Agreement, including all exhibits hereto, contains the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)               This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties. Any purported assignment without such consent is hereby voided. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party. For the sake of clarity, this provision shall not be deemed to limit or prevent the Investor from transferring shares of Common Stock to one or more Affiliates, or to a Family Member in accordance with the requirements in Section 3(k) of the Agreement.

(d)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)               If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)               This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)               Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)                The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

DASEKE, INC.

By:	/s/ Soumit Roy
Name:	Soumit Roy
Title:	Chief Legal Officer, General Counsel and Corporate Secretary

Signature Page to Board Representation Agreement

INVESTORS:

LYONS CAPITAL, LLC

By:	/s/ Phillip N. Lyons
Name:	Phillip N. Lyons
Title:	Sole Manager

THE LYONS COMMUNITY PROPERTY TRUST, DATED JUNE 15, 1979

By:	/s/ Phillip N. Lyons
Name:	Phillip N. Lyons
Title:	Co-Trustee

/s/ Phillip N. Lyons
PHILLIP N. LYONS

Signature Page to Board Representation Agreement

INVESTOR REPRESENTATIVE:

Solely for purposes of the Investor Representative’s rights and obligations under Sections 1, 7, 11(a)(ii)(B), 11(b) and 13 through 17:

/s/ Grant Garbers
GRANT GARBERS

Signature Page to Board Representation Agreement

Exhibit B

Form of Joinder

[See attached]

Execution Version

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”), dated as of [●], 20[●], is made and entered into by [●], a/an [●] (the “Transferee”). Capitalized terms used but not defined in this Joinder shall have the meanings set forth in the Board Representation Agreement (the “Board Representation Agreement”) dated December 22, 2020, by and among Daseke, Inc., a Delaware corporation (the “Company”), on the one hand, and Lyons Capital, LLC, a California limited liability company, The Lyons Community Property Trust, dated June 15, 1979, a trust formed in the state of California, and Phillip N. Lyons, an individual (the foregoing, collectively with each of their respective Affiliates, the “Investors”) and Grant Garbers, on the other hand.

WHEREAS, the Investors wish to transfer [●] shares of the Common Stock to the Transferee;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferee, intending to be legally bound hereby, agrees as follows:

1.       Representations and Warranties. The Transferee represents and warrants that he or she has full power and authority to execute, deliver and carry out the terms and provisions of this Joinder, and that this Joinder has been duly and validly executed and delivered by the Transferee, constitutes a valid and binding obligation and agreement of the Transferee and is enforceable against the Transferee in accordance with its terms. The Transferee represents that the execution, delivery and performance of this Joinder by the Transferee does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to such Transferee or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Transferee is a party or by which the Transferee is bound.

2.       Joinder. The Transferee hereby acknowledges and agrees to be bound by Section 2 (Voting Commitment), Section 3 (Standstill), Section 4 (Mutual Non-Disparagement), Section 5 (No Litigation), Section 14 (Governing Law; Jurisdiction; Jury Waiver) and Section 15 (Specific Performance) of the Board Representation Agreement.

3.       Further Assurances. From time to time, at the request of the Company and without further consideration, the Transferee shall take such further action as may reasonably be necessary or desirable to consummate and make effective the terms of this Joinder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Transferee, intending to be legally bound hereby, has duly executed this Joinder as of the date first above written.

Signature Page to Joinder Agreement